As filed with the Securities and Exchange Commission on July 26, 2016

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Newtek Business Services Corp.

(Exact name of registrant as specified in its charter)

Maryland	41-3755188
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1981 Marcus Avenue, Suite 130
Lake Success, NY	11042
(Address of principal executive offices)	(Zip code)

Newtek Business Services Corp. 2015 Stock Incentive Plan
(Full title of the plan)

Barry Sloane

Chief Executive Officer

Newtek Business Services Corp.

1981 Marcus Avenue, Suite 130

Lake Success, NY 11042

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.02 per share	3,000,000(1)	$13.00(2)	$39,000,000	$3,927.30

(1)	These shares of common stock are to be issued under the Newtek Business Services Corp. 2015 Stock Incentive Plan. Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock that may be issued under the Newtek Business Services Corp. 2015 Stock Incentive Plan by reason of any future stock dividends, stock splits, or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act, based upon the average of the high ($13.14) and low ($12.85) sales prices of Newtek Business Services Corp.’s common stock as reported on the Nasdaq Global Market as of July 25, 2016.

TABLE OF CONTENTS

PART I

PART II

Item 3. Incorporation of Documents by Reference

Item 4. Description of Securities

Item 5. Interest of Named Experts and Counsel

Item 6. Indemnification of Directors and Officers

Item 7. Exemption from Registration Claimed

Item 8. Exhibits

Item 9. Undertakings

SIGNATURES

EXHIBIT INDEX

Newtek Business Services Corp. 2015 Stock Incentive Plan

Opinion of Sutherland Asbill & Brennan LLP

Consent of RSM US LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participants in the Newtek Business Services Corp. 2015 Stock Incentive Plan as specified by Rule 428(b)(1) under the Securities Act, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Newtek Business Services Corp. (the “Company,” “us” or “we”) will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Company will furnish to the Commission or its staff a copy or copies of all of the documents included in that file. These documents and the documents incorporated by reference into this registration statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that have been filed with the Commission by the Company are incorporated herein by reference and made a part hereof:

(a)(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Commission on March 15, 2016;

(a)(1)	Amendment No. 1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Commission on April 29, 2016;

(b)(1)	The Company’s Current Report on Form 8-K, as filed with the Commission on March 23, 2016;

(b)(2)	The Company’s Current Report on Form 8-K, as filed with the Commission on April 6, 2016;

(b)(3)	The Company’s Current Report on Form 8-K, as filed with the Commission on April 18, 2016;

(b)(4)	The Company’s Current Report on Form 8-K, as filed with the Commission on May 5, 2016;

(b)(5)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, as filed with the Commission on May 10, 2016;

(b)(6)	The Company’s Current Report on Form 8-K, as filed with the Commission on May 11, 2016;

(b)(7)	The Company’s Current Report on Form 8-K, as filed with the Commission on May 27, 2016;

(b)(8)	The Company’s Current Report on Form 8-K, as filed with the Commission on June 7, 2016;

(b)(9)	The Company’s Current Report on Form 8-K, as filed with the Commission on June 9, 2016;

(b)(10)	The Company’s Current Report on Form 8-K, as filed with the Commission on June 23, 2016;

(b)(11)	The Company’s Current Report on Form 8-K, as filed with the Commission on June 29, 2016;

(b)(12)	The Company’s Current Report on Form 8-K, as filed with the Commission on July 8, 2016; and

(c)	The description of the Company’s common stock, par value $0.02 per share (“Common Stock”), referenced in the Company’s Registration Statement on Form 8-A, as filed with the Commission on November 12, 2014, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering of Common Stock registered hereby.

Each document filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document, which also is, or is deemed to be, incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Reference is made to Section 2-418 of the Maryland General Corporation Law, Article VII of the Company’s charter and Article XI of the Company’s bylaws.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Company’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”).

The Company’s charter authorizes the Company, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as the Company’s director or officer and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The Company’s bylaws obligate the Company, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, to indemnify any present or former director or officer or any individual who, while serving as the Company’s director or officer and at the Company’s request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and any of the Company’s employees or agents or any employees or agents of the Company’s predecessor. In accordance with the 1940 Act, the Company will not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Maryland law requires a corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
No.		Description

4.1	—

Amended and Restated Articles of Incorporation of Newtek Business Services Corp. (Previously filed in connection with Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (File No. 333-191499) filed on November 3, 2014, and incorporated by reference herein)

4.2	—	Bylaws of Newtek Business Services Corp. (Incorporated by reference to Exhibit 99.2 to Registrant’s Registration Statement on Form N-14 (File No. 333-195998), filed September 24, 2014).
4.3	—	Form of Common Stock Certificate (Incorporated by reference to Exhibit 99.5 to Company’s Registration Statement on Form N-14 (File No. 333-195998), filed September 24, 2014).
4.4*	—	Newtek Business Services Corp. 2015 Stock Incentive Plan.
5.1*	—	Opinion of Sutherland Asbill & Brennan LLP as to the validity of the securities being registered.

23.1*	—	Consent of RSM US LLP.

23.2*	—	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).

24.1*	—	Power of Attorney (set forth in the signature page contained in Part II of this registration statement).

*              Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on July 26, 2016.

NEWTEK BUSINESS SERVICES CORP.

By:	/s/ Barry Sloane
Barry Sloane
Chief Executive Officer, President and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barry Sloane as true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments, or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as either of them might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 26, 2016.

Signature	Title

/s/ Barry Sloane	Chief Executive Officer, President and Chairman of the Board of Directors
Barry Sloane	(principal executive officer)

/s/ Jennifer Eddelson	Executive Vice President and Chief Accounting Officer
Jennifer Eddelson	(principal financial officer)

/s/ Richard J. Salute	Director
Richard J. Salute

/s/ Sam Kirschner	Director
Sam Kirschner

/s/ Salvatore F. Mulia	Director
Salvatore F. Mulia

/s/ Peter Downs	Director
Peter Downs

EXHIBIT INDEX

Exhibit
No.		Description

4.4	—	Newtek Business Services Corp. 2015 Stock Incentive Plan.
5.1	—	Opinion of Sutherland Asbill & Brennan LLP as to the validity of the securities being registered.

23.1	—	Consent of RSM US LLP.

23.2	—	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1).

24.1	—	Power of Attorney (set forth in the signature page contained in Part II of this registration statement).